Exhibit 10.2

Saks Incorporated Severance Plan

ARTICLE 1 - GENERAL

1.1. Purpose and Effect. Saks Incorporated (the “Company”) hereby establishes the Saks Incorporated Severance Plan (the “Plan”), effective as of November 1, 2007 (the “Effective Date”) to provide severance benefits to certain employees of the Employers who suffer a loss of employment subject to the terms and conditions set forth in the Plan. The Plan replaces and supersedes any and all severance plans, policies and/or practices of the Employers in effect for those employees prior to the Effective Date and such plans, policies and practices are deemed to be terminated and superseded to effectuate the foregoing as of the Effective Date. Any Employee who was given notice of his or her termination of employment prior to the Effective Date of this Plan shall not receive any benefits under this Plan; instead any such Employee shall receive those benefits which were communicated to them when they were given notice of their termination of employment, even where such termination occurs after Effective Date of this Plan.

1.2. Administration. The plan is administered by the Chief Human Resources Officer of the Company (or his or her designee) (the “Plan Administrator”) provided, that for purposes of reviewing the denial of any claim under Section 8.11., the Plan Administrator shall mean a committee consisting of the Chief Human Resources Officer of the Company and two other senior executives of the Company appointed by the Chief Human Resources Officer, at his or her discretion. The Plan Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The Plan Administrator, from time to time, may also appoint such individuals to act as the Plan Administrator’s representatives as the Plan Administrator considers necessary or desirable for the effective administration of the Plan. In administering the Plan, the Plan Administrator shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any decision of the Plan Administrator made in good faith under the plan shall be binding on all affected parties. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof. Any notice or document required to be given or filed with the Plan Administrator will be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to the Plan Administrator at Saks Incorporated, 12 E. 49th Street, 18th Floor, New York, New York 10017 The Plan will be administered on the basis of the calendar year (the “Plan Year”).

1.3. Employers. The Company and each subsidiary at least 50.1% of the outstanding voting stock or at least 50.1% of the outstanding equity interests of which are owned directly or indirectly by the Company are Employers under the Plan (individually an “Employer” and collectively the “Employers”).

1.4. Compliance with Applicable Law. The Plan is intended to constitute an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent that any of the payments or benefits provided under the Plan are determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), it is the intention of the Company that such payments or benefits shall comply in all respects with Section 409A of the Code and the final regulations issued thereunder and shall, to the fullest extent possible, be construed consistently with such intention.

ARTICLE 2 - PARTICIPATION

2.1. Eligible Participants. Subject to the exclusions contained herein, each Employee (as defined below) who has been so designated by the Plan Administrator and each Employee of an Employer other than an Employee who is in a group or unit of Employees listed on Schedule A to this Plan shall become a Participant in the Plan on the Effective Date or on such later date as the Employee satisfies the eligibility requirements of the Plan. Any Employee who has rights to severance compensation from an Employer pursuant to a written agreement shall not be a Participant in this Plan unless and until the Employee waives all of the Employee’s rights under the written agreement in a form satisfactory to the Plan Administrator in its sole discretion and the Employer consents to the waiver. An “Employee” means each regular, active (including employees on family and medical leave pursuant to an Employer policy or on short term disability leave pursuant to an Employer policy), non-temporary, full-time or part-time employee of an Employer. Notwithstanding the foregoing, an Employee shall not include any individual:

(a).	Classified on the books of an Employer as an independent contractor and not as an employee at the time of any determination;

(b).	Being paid by or through an employee leasing company or other third party agency;

(c).	Classified on the books of the Employer as a freelance worker and not as an employee at the time of any determination;

(d).	Classified by the Employer as a seasonal, occasional or temporary employee, during the period the individual is so paid or classified; or

(e).	Classified by the Employer as a leased employee, during the period the individual is so paid or classified.

Any such individual shall not be an Employee even if he or she is later retroactively reclassified as a common-law employee of the Employer during all or any part of such period pursuant to applicable law or otherwise.

ARTICLE 3 - ELIGIBILITY FOR SEVERANCE

3.1. General. Subject to the conditions and limitations below, a Participant whose employment with the Employers terminates under one of the following conditions (a “Qualified Termination”) shall be eligible for the severance benefits provided under the Article 4 or 5 below, whichever is applicable:

(a).	The Participant’s employment is involuntarily terminated as the result of the elimination of the Participant’s job or position.

(b).	The Participant voluntarily terminates employment for “Good Reason”. “Good Reason” shall mean:

(i).	the material reduction of the Participant’s annual base salary amount or annual base rate of bonus potential (determined as a percentage of annual base salary) made during a Restricted Period (as defined in Section 5.1 below) which is not otherwise part of a program of base salary or bonus potential reductions applicable to one or more groups, departments, or classifications of Employees; or

(ii)	a change in the location of the Participant’s principal place of employment to a location that is more than fifty miles from the location of Participant’s employment prior to the change.

A termination of employment shall not be for Good Reason unless the Participant provides notice to the Plan Administrator within 30 days of the first date on which the Participant has reason to assert that an event constituting Good Reason has occurred, stating that in the Participant’s opinion an event constituting Good Reason has occurred and setting forth in reasonable detail the relevant facts and circumstances of the event. Any situation that is remedied by an Employer within 30 days of receiving such a notice shall not constitute Good Reason.

(c).	The Participant and the Plan Administrator mutually agree that the Participant’s employment will be terminated. Conditions under which a mutually agreed termination might result include (by way of example only):

(i).	A Participant is unable to assume new or changed job responsibilities, functions, assignments or tasks;.

(ii).	A Participant becomes redundant by operation of a returning employee, staff reassignments or realignments or the like; or

(iii).	A Participant is considered unfit to continue in his or her current position.

The determination as to whether a separation from service with the Employer qualifies as a Qualified Termination shall be made by the Plan Administrator in its sole and absolute discretion and any such determination shall be final and binding. If an Employee’s separation from service is considered a Qualified Termination, the effective date of such Qualified Termination will be the Employee’s last day for which he or she receives pay from his or her Employer (the “Termination Date “).

3.2. Conditions. In order to receive severance benefits under the Plan, an eligible Participant must:

(a).	Execute, within 60 days of the Termination Date, the waiver and release of claims agreement provided by the Plan Administrator (the “Release Agreement”);

(b).	Repay to the Employers any outstanding money or property owed to the Employers, including, but not limited to, advances of salary, travel expenses, or vacation pay; and

(c).	Remain in their position until released from employment by their Employer and continue to perform their duties in a satisfactory manner and comply with the Employers’ policies and procedures.

3.3. Limitations: A Participant will not be eligible for severance benefits under the Plan if:

(a).	The Participant voluntarily resigns employment or abandons his or her position.

(b).	The Participant retires or dies.

(c).	The Participant is terminated for Cause. For purposes of the Plan “Cause” shall mean any act or any failure to act on the part of a Participant which constitutes:

(i).	The Participant’s conviction, after all applicable rights of appeal have been exhausted or waived, for any crime that materially discredits the Company or the Participant’s Employer or is materially detrimental to the reputation or goodwill of the Company or the Participant’s Employer;

(ii).	The Participant’s willful and continual material breach of the material terms and conditions of Participant’s employment;

(iii).	The Participant’s willful violation of any policy of Participant’s Employer or the Company that in accordance with the Employer’s customary practices results in discharge. No act or failure to act by a Participant will be deemed “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that the action or omission was in the best interests of the Company or Participant’s Employer; or

(iv).	The commission of any material act of fraud or dishonesty by the Participant against the Company or the Participant’s Employer or the commission of an immoral or unethical act that materially reflects negatively on the Company or the Participant’s Employer, but only if Participant shall first be provided by the Company or the Employer with written notice of the alleged immoral or unethical act and then shall have the opportunity to contest the alleged immoral or unethical act before the chief human resources officer of the Company;

(d).	The Participant, at the time of termination, is treated as an inactive Employee and is eligible to receive any form of disability or worker’s compensation insurance or salary continuation because of disability.

(e).	Prior to the date on which the Participant executes the Release Agreement, the Participant is offered employment in a comparable position at any facility or place of business of an Employer, or any enterprise in which the Company or an Employer owns an interest (either directly or indirectly) provided such comparable position is at a facility or place of business that is within 50 miles of the location of the Participant’s last position with the Employers.

(f).	The Participant is offered employment in a comparable position in connection with an agreement between an Employer and another entity to provide certain services previously performed by employees of an Employer prior to the date on which he executes the Release Agreement.

(g).	The Participant is terminated in conjunction with the sale or transfer (whether of stock or assets) of all or any part of an Employer and is offered a comparable position with the acquirer of the part or all of the Employer sold or transferred prior to the date on which he executes the Release Agreement.

The Plan Administrator shall have the sole discretion to determine whether a position is “comparable” and may take into consideration any factor it deems desirable, including, but not limited to, the geographic locale in which the position is offered, the duration of the position, and the compensation offered to the person holding such position.

ARTICLE 4 - GENERAL SEVERANCE BENEFITS

4.1. Benefits. The general severance benefits shall consist of severance pay and other compensation as determined below and shall apply to all Participants.

4.2. Severance Pay. The severance pay benefits payable under this Section 4.2 will be based on a Participant’s months of service (if applicable) and position on the Termination Date in accordance with the table below.

Position	Weeks of Base Salary
Group Senior Vice Presidents and above	104 weeks

Senior Vice Presidents	78 weeks

Vice President level (to include DMMs, and “Full-line” Vice President General Managers)	52 weeks

Director/Buyer level (to include Senior Directors/Buyers/Planners, “Full-line” Non-Vice President General Managers, “Full-line” Store Assistant General Managers, AGMM, AGMO, and “Off 5th” General Managers).	26 weeks

All other eligible Employees.	Severance based on length of service as follows:

• 0-6 Months of Service: 2 weeks

• 7-12 Months of Service: 4 weeks

•   Greater than 12 Months of Service: a minimum of 12 weeks, or one week for each Year of Service, whichever is greater, but not more than 52 weeks (for greater than 12 Months of Service, a partial Year of Service is credited as a whole Year of Service)

An eligible Participant’s position and amount of severance benefit shall be determined by the Plan Administrator in its sole and absolute discretion, and any such determination shall be final and binding.

Subject to Section 6.1., the severance pay under this Section 4.2. will be paid in periodic installments, which will begin within 30 days after the date the Release Agreement is signed, consistent with the Employers’ normal payroll practices (or as such payroll practices may be revised by the Employers or Company from time to time): provided, that the Committee in its sole discretion may elect to pay any portion of the severance pay under this Section 4.2. that does not constitute a Deferred Compensation Payment (as defined under subsection 6.1.(c). below) as a lump sum within 30 days after the date the Release Agreement is signed.

For purposes of the Plan, “Base Salary” shall mean the highest rate of base salary in effect for the Participant during the twelve-month period immediately prior to the Termination Date, or, if less, that period immediately prior to the Termination Date during which the Participant’s employment status was the same as the Participant’s employment status on the Termination Date. For purposes hereof, an Employee’s base salary shall not include any bonuses, overtime pay, commissions, incentive or deferred compensation or other additional compensation, but shall include any salary reduction contributions made on his or her behalf to any plan of the Employer or any of its affiliates under Section 125 or 401(k) of the Code. In addition “Months of Service” shall mean the number of continuous and complete months of service since the Employee’s most recent date of hire by the Employers during which the Employee is paid by the Employers for the performance of services in a capacity which qualifies such person as an Employee and such other periods of service treated as Months of Service pursuant to a separate written agreement between the Employee and an Employer. A “Year of Service” shall mean 12 Months of Service.

4.3. Bonus Enhancements. The amount of any annual cash bonus earned by the Participant but not yet paid for the fiscal year prior to the fiscal year in which the Participant’s Termination Date occurs, with the entire amount of such bonus being determined in accordance with the applicable formula or the achievement of the corporate objectives applicable to the Participant, shall be paid to the Participant at the same time that bonuses for such fiscal year are paid to active Employees. If the Participant’s Termination Date occurs during the second six months of the Company’s fiscal year, the amount of any annual cash bonus earned by the Participant for the fiscal year in which the Termination Date occurs, determined following the end of such fiscal year, with the entire amount of such bonus being determined in accordance with the applicable formula or the achievement of the corporate objectives applicable to the Participant shall be multiplied by a fraction the numerator of which is the number of days that have elapsed during the fiscal year in which the Termination Date occurs to and including the Termination Date and the denominator of which is 365, shall be paid to the Participant at the same time that bonuses for such fiscal year are paid to active Employees.

4.4. Equity Award Enhancements. The Participant’s stock options, restricted stock and performance shares, if any, (“Equity Awards”) will continue to be subject to the terms and conditions of the Saks Incorporated 2004 Long-Term Incentive Plan, as amended from time to time and any successor thereto, (the “Saks LTIP’) and the agreements under which such Equity Awards were granted; provided, that the Participant’s unexercisable stock options, unvested shares of restricted stock and unvested performance shares shall vest as follows:

(a).	Performance shares that have been fully earned but are subject to restrictions on vesting based on time shall vest immediately;

(b).	Performance shares that have not been earned and are subject to restrictions on vesting based on the achievement of performance goals shall vest based on the achievement of such performance goals, such achievement to be determined following the end of the performance period, with the number of such performance shares determined to have vested being multiplied by a fraction, the numerator of which is the number of days between the date of grant of such performance shares and the Termination Date and the denominator of which is the number of days between the date of grant of such performance shares and the date of the end of the performance period, and such performance shares shall be paid to the Participant by the Company at the same time that performance shares for such performance period are paid to active Employees;

(c).	Unvested shares of restricted stock and unexercisable stock options that are subject to cliff vesting shall vest prorata, with the number of such unvested shares of restricted stock or shares subject to such unexercisable stock options being multiplied by a fraction, the numerator of which is the number of days between the date of grant of such award and the Termination Date and the denominator of which is the number of days between the date of grant of such award and the date on which shares of restricted stock or stock options are scheduled to cliff vest; and

(d).	Unvested shares of restricted stock and unexercisable stock options that vest in installments shall vest prorata, with the number of shares in each unvested installment being multiplied by a fraction, the numerator of which is the number of days between the date of grant of such award and the Termination Date and the denominator of which is the number of days between the date of grant of such award and the date on which such installment is scheduled to vest.

ARTICLE 5 - CHANGE IN CONTROL BENEFITS

5.1. Benefits. In lieu of the severance and other benefits payable under Article 4 above, benefits upon a Qualified Termination occurring within the period beginning three months prior to and ending 24-months after a Change in Control (the “Restricted Period “) shall consist of severance pay and other compensation as determined below. “Change in Control” shall have the meaning set forth in the definition of such term in Section 18(a) of the Saks LTIP.

5.2. Severance Pay. The severance pay benefits payable under this Article 5 will be based on a Participant’s months of service (if applicable) and position on the Termination Date in accordance with the table below:

Position	Weeks of Base Salary
Group Senior Vice Presidents and above.	104 weeks

Senior Vice Presidents	78 weeks

Vice President level (to include DMMs, and “Full-line” Vice President General Managers)	52 weeks

Director/Buyer level (to include Senior Directors/Buyers/Planners, “Full-line” Non-Vice President General Managers, “Full-line” Store Assistant General Managers, AGMM, AGMO, and “Off 5th” General Managers).	26 weeks

All other eligible Employees.	Severance based on length of service as follows:

• 0-6 Months of Service: 4 weeks

• 7-12 Months of Service: 8 weeks

•     Greater than 12 Months of Service – a minimum of 24 weeks, or 2 weeks for each Year of Service, whichever is greater, but not more than 52 weeks (for greater than 12 Months of Service, a partial Year of Service is credited as a whole Year of Service)

An eligible Participant’s position and amount of severance benefit shall be determined by the Plan Administrator in its sole and absolute discretion, and any such determination shall be final and binding.

Subject to Section 6.1. below, the severance pay under this Section 5.2 will be paid in a single lump sum not later than 20 days following the date on which the Release Agreement is signed.

5.3. Bonus Enhancements. Within 30 days of the Participant’s Termination Date, the sum of the following bonus amounts shall be paid to the Participant:

(a).	The amount of any annual cash bonus earned by the Participant but not yet paid for the fiscal year prior to the fiscal year in which the Participant’s Termination Date occurs, with the portion that is based on corporate objectives being determined in accordance with the applicable formula or the achievement of the corporate objectives applicable to the Participant and the portion that is based on personal objectives determined at target level of achievement; and

(b).	The amount of any annual cash bonus earned by the Participant for the fiscal year in which the Termination Date occurs, determined as the product of the Participant’s target bonus potential amount for the fiscal year multiplied by a fraction the numerator of which is the number of days that have elapsed during the fiscal year in which the Termination Date occurs to and including the Termination Date and the denominator of which is 365.

5.4. Equity Award Enhancements. The Participant’s Equity Awards will continue to be subject to the terms and conditions of the Saks LTIP and the agreements under which such Equity Awards were granted; provided, that the Participant’s unexercisable stock options, unvested shares of restricted stock, fully earned performance shares subject to restrictions on vesting based on time, and the target number of performance shares that have not been earned and are subject to restrictions on vesting based on performance shall immediately vest in full, and provided further that all such Equity Awards shall vest in full upon a Change in Control in which the shareholders of the Company receive consideration other than publicly-traded stock.

ARTICLE 6 - TERMINATION OF BENEFITS, FORFEITURES AND DELAY OF PAYMENT

6.1. Section 409A. Notwithstanding the foregoing, if, on the date of a Participant’s Termination of Employment, the stock of the Participant’s Employer is publicly traded on an established securities market (within the meaning of Treasury Regulation §1.897-1(m)) or otherwise, and the Participant meets the definition of a “Specified Employee” (as defined in Section 409A of the Internal Revenue Code and the regulations thereunder), the following rules shall apply:

(a).	For purposes of applying the exception to Code Section 409A for short-term deferrals, each severance pay installment shall be treated as a separate ‘payment’ for purposes of Section 409A. Accordingly, any benefits paid

(i).	Within 2- 1/2 months of the end of the Company’s taxable year containing the Participant’s Termination Date, or

(ii).	Within 2- 1/2 months of the Participant’s taxable year containing the Participant’s Termination Date shall be exempt from Section 409A and shall be paid in accordance with Articles 4 or 5 as applicable without change.

(b).	To the extent severance pay benefits are not exempt from Section 409A under subsection 6.1(a) above, if the Participant’s remaining severance pay benefit payable in the first 6 months following the Participant’s Termination Date is equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) (the “409A limit”), such severance pay benefit shall be exempt from Code Section 409A and shall be paid in accordance with Articles 4, 5 or 6 of the Plan, as applicable, without change.

(c).	To the extent any of a Participant’s severance pay benefit in the first 6 months following the Termination Date that are not exempt under subsection 6.1(a). or 6.1(b) above would exceed the 409A limit, only that portion of the severance pay benefit that does not exceed the 409A limit will be payable in installments in the first six months following the Termination Date. The portion of the severance pay benefit that exceeds the 409A limit ( the “Deferred Compensation Payment”) will not be paid to the Participant until the first payroll date of the 7th month following the Termination Date. The Deferred Compensation Payment will be paid in a lump sum and shall be equal to the portion of the severance pay benefit that exceeds the 409A limit, adjusted for interest calculated at the prime rate. Thereafter, the remainder of the Participant’s severance pay benefit shall be payable in installments according to the Employer’s normal payroll schedule.

6.2. Death. In the event that a Participant dies before his or her severance is paid in full, the remaining benefit will be paid in a single lump sum to a beneficiary named by the Participant. If no beneficiary is designated by the Participant, then unpaid severance pay will be paid to the appointed administrator or executor of the Participant’s estate.

6.3. Offset for Other Benefits or Amounts Due. If a Participant receives any benefits under the Plan, such Participant shall not be entitled to receive any other severance, separation or termination payments on account of his or her employment with the Employers under any other plan, policy, program or agreement (other than accrued benefits under any pension, profit sharing plan or retirement plan). If, for any reason, a Participant becomes entitled to or receives any other severance, separation or termination payments on account of his or her employment or termination thereof with the Employers, including, for example, any payments required to be paid to the Participant under any Federal, State or local law (including, but not limited to, the Workers Adjustment and Retraining Notification Act) or pursuant to any employment or other agreement to which he or she is a party (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), his or her severance pay under the Plan will be reduced by the amount of such other payments paid or payable. A Participant must notify the Plan Administrator if he or she receives or is claiming to be entitled to receive any such payment(s). Additionally, severance pay will be offset by any amounts which are owed to the Employer.

6.4. Certain Repayments and Forfeitures. Notwithstanding any other provision of the Plan, any Participant who accepts benefits under the Plan shall reimburse the Employers for the full amount of any benefits received under the Plan if at any time during the twelve-month period following the Participant’s Termination Date the Participant discloses any of the Employer’s or the Company’s trade secrets or confidential information, violates any written covenants between such Participant and the Employers (other than any covenant in Release), or otherwise engages in conduct that may adversely affect the Employers’ reputation or business relations or solicits directly or indirectly an Employee to perform services for another entity or other conduct of a similar nature. In addition, any participant described in the preceding sentence shall forfeit any right to benefits under the Plan which have not yet been paid.

6.5. Reemployment. If a Participant who is entitled to receive benefits under the Plan is reemployed by an Employer, any enterprise in the same controlled group as the Employers, or any acquirer of all or a portion of an Employer (whether by stock or assets) before all benefits have been paid, any benefits remaining to be paid will be forfeited. If a prior Employee is reemployed by an Employer and subsequently is terminated and becomes entitled to benefits under the Plan, any benefit payable to such Participant as a result of the subsequent termination will be determined based on the amount of service the Participant has accrued since the Participant’s reemployment except to the extent such Participant’s prior service with the Employers is bridged for purposes of the Plan.

ARTICLE 7 - GROSS UP PAYMENT.

7.1. Amount of Gross-Up Payment. If any payment or distribution by the Employers to or for the benefit of a Participant (whether paid or payable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Article 7) (a “Payment”) becomes or would become subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are together referred to as the “Excise Tax”), then, subject to the next sentences of this Section 7.1., the Company will make an additional payment to the Participant (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Participant will be entitled to a Gross-Up Payment in accordance with this Article 7 only if the Participant’s “Parachute Payments” (as such term is defined in Section 280G of the Code) exceed three hundred thirty percent (330%) of the Participant’s “Base Amount” (as determined under Section 280G(b) of the Code) (such product the “Threshold”). If the Payment does not exceed the Threshold, the Participant will not receive a Gross-Up Payment and the amount of the Payment be will reduced to an amount that is one dollar less than the largest amount that would not be or become subject to the excise tax imposed by Section 4999 of the Code and that the Company could pay to the Participant without loss of deduction under Section 280G(a) of the Code.

7.2. Calculations; When Paid. Subject to the provisions of Section 7.3. hereof, all determinations required to be made under this Article 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm retained by the Company (the “Accounting Firm”) that will provide detailed supporting calculations to both the Company and to the Participant as soon as practicable following the receipt of notice from the Company that there has been a Payment. All fees and expenses of the Accounting Firm will be borne solely by the Company. Such Gross-Up Payment, as determined pursuant to this Article 7 shall be paid by the Company to the Participant promptly following the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable, the Accounting Firm will furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty or comparable opinion supporting such determination in accordance with the practices and procedures of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Participant absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross -Up Payments which will not have been made by the Company should have been made (“Underpayment”) consistent with the calculations required to be made in accordance with this Article 7. If the Company exhausts its remedies pursuant to Section 7.3. and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Participant.

7.3. IRS Claims. The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. The Participant will give the notice as soon as practicable but no later than 10 business days after the Participant is informed in writing of the claim and will apprise the Company of the nature of the claim and the date on which such claim is requested to be paid. The Participant will not pay the claim prior to the expiration of the 30-day period following the date on which the Participant gives the notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies the Participant in writing prior to the expiration of the 30-day period that the Company desires to contest the claim, the Participant shall:

(a).	give the Company any information reasonably requested by the Company relating to the claim;

(b).	take such action in connection with contesting the claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;

(c).	cooperate with the Company in good faith in order effectively to contest the claim; and

(d).	permit the Company to participate in any proceedings relating to such claim.

The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto ) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3. and subject to the next two sentences, the Company shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines. If the Company directs the Participant to pay the claim and sue for a refund, the Company shall advance the amount of the payment to the Participant on an interest- free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax and income tax (including interest and penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance. With respect to any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant as to which the contested amount is claimed to be due, the Participant may seek to limit the extension to the contested amount. The Company’ s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable in accordance with this Article 7 and the Participant will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

7.4. Refunds. If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 7.3., the Participant becomes entitled to receive, and receives, any refund with respect to such claim, the Participant shall (subject to the Company’s compliance with the requirements of Section 7.3. promptly pay to the Company the amount of the refund (together with any interest paid or credited on the refund after taxes applicable to it). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 7.3., a determination is made that the Participant will not be entitled to any refund with respect to the claim and the Company does not notify the Participant in writing of its intent to contest the denial of refund prior to the expiration of 30 days after such determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, on a dollar-for-dollar basis, the amount of Gross-Up Payment required to be paid.

ARTICLE 8 - MISCELLANEOUS PROVISIONS

8.1. Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason without prior notice; provided, that no amendment that reduces any benefit provided under the plan or reduces or restricts the rights of any Participant shall be permitted during the Restricted Period. No amendment shall adversely affect the benefits under the Plan of any Participant who has incurred a Qualified Termination prior to the date such amendment is adopted. Any action required of or permitted by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolutions of its Board of Directors or such committee. If the Company decides to terminate the Plan, any benefit payments in process shall continue to be paid in accordance with the terms of the Plan, and no further severance benefits shall be awarded after Plan termination. Upon Plan termination, the Company reserves the right to accelerate and pay out all benefits under the Plan, provided that if the Company accelerates any benefits that constitute deferred compensation under Section 409A of the Code, the following conditions shall be satisfied:

(a).	the termination may not occur proximate to a downturn in the financial health of the Company;

(b).	the Company must terminate and liquidate all other severance plans and arrangements sponsored by the Company with respect to all Employees who are Participants in such arrangements;

(c).	payments and benefits on account of the termination may be made no earlier than 12 months after all action necessary to irrevocably make the termination effective has been completed;

(d).	all payments and benefits must be distributed no later than 24 months after the date of termination; and

(e).	the Company may not establish any new severance plans or arrangements for any Employee within three years following the date of termination.

If the Company ceases to own, directly or through subsidiaries, at least 50.1% of outstanding voting stock or at least 50.1% of the outstanding equity interests of an Employer, then, subject to the next sentences, the Employer shall cease to be an Employer for purposes of this Plan (an “Employer Termination”), and the participation in this Plan of all Participants that are employed by such Employer shall automatically terminate, without notice to or consent of the Participants. If an Employer Termination occurs after a Participant has incurred a Qualified Termination, the Participant’s rights under this Plan to receive severance pay and other benefits under this Plan shall continue in full force and effect as if the Employer Termination had not occurred. If an Employer Termination occurs during the Restricted Period and thereafter, but still during the Restricted Period, a Participant incurs a Qualified Termination, the Participant’s rights under this Plan to receive the severance pay and other benefits under this Plan shall continue in full force and effect as if the Employer Termination had not occurred.

8.2. No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Employee (or any beneficiary of either), or other person any legal or equitable right against the Employers.

8.3. Records. The records of the Employers with respect to Base Salary, Months of Service, employment history, absences, positions and all other relevant matters shall be conclusive for all purposes of this Plan.

8.4. Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA and the Code, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).

8.5. Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

8.6. Incompetency. In the event that the Plan Administrator finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefore by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

8.7. Payments to a Minor. Any payments to a minor from this Plan may be paid by the Plan Administrator in its sole and absolute discretion:

(a).	directly to such minor;

(b).	to the legal or natural guardian of such minor; or

(c).	to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor.

The receipt by such individual shall be a complete discharge of all liability under the Plan therefore.

8.8. Plan Not a Contract of Employment. Nothing contained in this Plan shall be held or construed to create any liability upon the Employers to retain any Employee in their service. All Employees shall remain subject to termination to the same extent as if the Plan had not been put into effect. All Employees of the Employer are at-will, and the Employer reserves the right to terminate an Employee at any time, with or without cause, with or without notice.

8.9. Financing. The benefits payable under this Plan shall be paid out of the general assets of the Employers. No Participant or any other person shall have any interest whatsoever in any specific asset of the Employers or any of their affiliates. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Employers or any of their affiliates.

8.10. Successors and Assigns; Transferability of Rights. This Plan is binding upon the Company and each Employer and the successors (including without limitation by merger or otherwise by operation of law) and permitted assigns of each. Each Employer shall have the unrestricted right to transfer its obligations under this Plan with respect to one or more Participants to any person, including without limitation to any purchaser of all or any part of the Employer’s business. The payment to a Participant of severance pay in the amount provided herein by the purchaser of all or any part of an Employer’s business, or by any other person to whom an Employer has transferred its obligations hereunder, shall be in complete satisfaction of the Employer’s obligation to pay severance pay hereunder to such Participant. No Participant or spouse of a Participant shall have any right to commute, encumber, transfer, or otherwise dispose of or alienate any present or future right or expectancy that Participant or the spouse may have at any time to receive payments of benefits under this Plan, which benefits and the right are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any right granted under this Plan, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of the facts they deem pertinent), be grounds for terminating any rights of Participant or the spouse to any portion of this Plan benefits not previously paid.

8.11. Claims Procedure. It is not necessary that a Participant apply for benefits under the plan. However, if a Participant wishes to file a claim for benefits, such claim must be in writing and filed with the Plan Administrator within 90 days after the date such Participant should have received such benefits. If a claim is denied, the Plan Administrator will furnish the claimant with written notice of its decision, setting forth the specific reasons for the denial, references to the Plan provisions on which the denial is based, additional information necessary to perfect the claim, if any, and a description of the procedure for review of the denial. A claimant may request a review of the denial of a claim for benefits by filing a written application with the Plan Administrator within 60 days after the Participant receives notice of the denial. Such a claimant is entitled to review pertinent plan documents and submit written issues and comments to the Plan Administrator. The Plan Administrator, within a reasonable time after it receives a request for review, will furnish the claimant with written notice of its decision, setting forth the specific reasons for the decision and references to the pertinent plan provisions on which the decision is based. If the claimant subsequently wishes to file a claim against the Plan, any legal action must be filed within 90 days after the Plan Administrator’s final decision.

8.12. Withholding. Severance pay is subject to Federal and state income and Social Security tax withholdings and any other withholdings mandated by law.

Schedule A

This Plan does not cover the following Employees:

Name of Employer	Employees Excluded
Club Libby Lu, Inc.	All Employees

All Employers	Store Employees: all store-based Employees of the Employers other than general managers, assistant general managers (determined on the Date of Termination) and other employees specifically designated in writing as eligible to participate by the Plan Administrator.